Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated May 21, 2021, except for the effects of the restatement disclosed in Note 2 and 8, as to which the date is December 7, 2021 relating to the financial statements of CC Neuberger Principal Holdings II, which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 14, 2022